SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2006

U.S. HELICOPTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32580	27-0096927
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 248-2002

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)   Appointment of New Directors

Effective February 8, 2006, the Board of Directors (the “Board”) of U.S. Helicopter Corporation (“U.S. Helicopter” or the “Company”) appointed Edward J. Sherman and George A. Fechter to serve on the Board.

Prior to joining U.S. Helicopter, Mr. Sherman served as Vice President of Infiniti East, a division of Nissan Motor Corporation. Mr. Sherman was employed by Nissan Motor Corporation from October 1976 until his retirement in November 2002. Mr. Sherman has not been named to any committees of the Board and has not had a direct or indirect material interest in any transaction during the last two years involving the Company as defined in Item 404(a) of Regulation S-B.

In addition to his position with U.S. Helicopter, Mr. Fechter has managed personal portfolios including start-up companies with Fechter Holdings since 2003. Previously, Mr. Fechter served as Associate Vice Chancellor for External Relations with the University of Pittsburgh from 1999 to 2003. Mr. Fechter has not been named to any committees of the Board.

Mr. Fechter is the nominee to the Board of Samama Global Corporation (“Samama”), which acquired 3,000,000 shares of the Company’s common stock on November 1, 2005 in a private placement transaction with the Company pursuant to Regulation D of the Securities Act of 1933, as amended (the “Samama Transaction”). As part of the Samama Transaction, the Company agreed to appoint to the Board a nominee of Samama, subject to the Company’s agreement not to be unreasonably withheld.

Other than the Samama Transaction described above, Mr. Fechter has not had a direct or indirect material interest in any transaction during the last two years involving the Company as defined in Item 404(a) of Regulation S-B.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2006

U.S. HELICOPTER CORPORATION (Registrant)
By:	/s/ John G. Murphy
John G. Murphy Chief Executive Officer and President

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